EXHIBIT 99.2

The Cheesecake Factory Incorporated
2001 Omnibus Stock Incentive Plan
Nonqualified Stock Option Agreement

THIS AGREEMENT, entered into as of the Agreement Date (as defined in paragraph 1), by and between the Participant and The Cheesecake Factory Incorporated, a Delaware corporation (the “Company”);

WHEREAS, the Company maintains the 2001 Omnibus Stock Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Nonqualified Stock Option award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.          Terms of Award. For following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)        The “Participant” is __________________.

(b)        The “Agreement Date” is __________________.

(c)        The number of “Covered Shares” shall be ___________ shares of Stock.

(d)        The “Exercise Price” is $_________ per share.

2.          Award and Exercise Price. The Participant is hereby granted an option (the “Option”) to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in paragraph 1. The Option is not intended to constitute an “incentive stock option” as that term is used in Code section 422.

3.          Date of Exercise.

(a)        The Option shall become exercisable (each an “Exercise Date”) according to the following schedule.

As of the following Anniversary of the Agreement Date:	The Option shall become exercisable with respect to the following percentage of the Covered Shares:
One-year anniversary	20%
Two-year anniversary	20%
Three-year anniversary	20%
Four-year anniversary	20%
Fifth-year anniversary	20%

The Option shall not become exercisable in accordance with the foregoing schedule as of any anniversary if the Participant’s Date of Termination occurs before such anniversary. Exercisability under this schedule is cumulative, and after the Option becomes exercisable under the schedule with respect to any portion of the Covered Shares, it shall continue to be exercisable with respect to that portion of the Covered Shares until the “Expiration Date” (as defined below) or otherwise ceases to be exercisable under the Plan or this Agreement.

(b)        No Option granted under this Agreement shall be exercisable on or after any Exercise Date unless the Company’s pre-tax income margin (defined as pre-tax income excluding the impact of discontinued operations, extraordinary items and accounting changes, if any, divided by total revenues) for the full fiscal year ended immediately prior to a specified Exercise Date equaled or exceeded the average per-tax income margin of a peer group consisting of at least three similarly situated, publicly held casual dining restaurant companies with at least 75% of their restaurants being company operated; such peer group being determined by the Committee in its reasonable discretion. Options not exercisable as a result of the failure of the Company to meet the performance condition specified above shall be added to the Options subject to exercise on the next Exercise Date, provided that the performance condition is then satisfied.

(c)        Notwithstanding the foregoing provisions of this paragraph 3, the Option shall become exercisable with respect to all of the Covered Shares upon the date of a Change in Control, if the Change in Control occurs prior to the Participant’s Date of Termination, subject to and in accordance with Article X of the Plan.

4.          Expiration. The Option shall not be exercisable on or after the Expiration Date. The “Expiration Date” shall be earliest to occur of:

(a)        the ten-year anniversary of the Agreement Date;

(b)        if the Participant’s Date of Termination occurs by reason of Disability or death, the one-year anniversary of such Date of Termination;

(c)        if the Participant’s Date of Termination occurs by reason of Retirement, the third-year anniversary of such Date of Termination; or

(d)        if the Participant’s Date of Termination occurs for reasons other than death, Disability, or Retirement, the 90 day anniversary of such Date of Termination.

Notwithstanding the other provisions of this Section 4, if the Participant’s Date of Termination occurs by reason of Cause neither the Participant, the Participant’s estate nor such other person who may then hold such Participant’s Option shall be entitled to exercise such Option on or after such Date of Termination.

5.          Method of Option Exercise. The Option may be exercised in whole or in part by filing a written notice with the Assistant Secretary of the Company at its corporate headquarters prior to the Expiration Date. Such notice shall specify the whole number of shares of Stock that the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for the shares of Stock specified in the Participant’s notice. Payment shall be by cash or by check payable to the Company. Except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of unrestricted Stock acceptable to the Committee and having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required, provided, however, that such shares of Stock have been held by Participant for at least six (6) months before delivery; and (ii) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

6.          Deferrals. The Committee may permit the Participant to defer receipt of the delivery of shares of Stock that would otherwise be due to such Participant under the Option. Any such deferral shall be subject to such rules and procedures as may be determined by the Committee.

7.          Reload Provisions. A Participant who (i) is a Participant when he or she exercises an Option (the “Exercised Option”), (ii) has not received a Reload Option (as defined below) within the six (6) months prior to such exercise, and (iii) satisfies the Exercise Price or any required tax withholding applicable thereto with shares of Stock that have been held by the Participant for at least six (6) months, shall automatically be granted an additional Option (“Reload Option”) in an amount equal to the sum (“Reload Number”) of the number or shares of Stock tendered to exercise the Exercised Option plus, if so provided by the Committee, the number of shares of Stock, if any, retained by the Company in connection with the exercise of the Exercised Option to satisfy any federal, state or local tax withholding requirements; provided that no Reload Option shall be granted in connection with the exercise of an Option that has been transferred by the Participant. All Reload Options shall be Nonqualified Stock Options. Reload Options shall be subject to the following terms and conditions: (i) the grant date for each Reload Option shall be the date of exercise of the Exercised Option to which it relates; (ii) unless otherwise determined by the Committee, the Reload Option shall be fully vested and may be exercised at any time during the remaining term of the Exercised Option (subject to earlier termination as provided in the Plan or this Agreement); (iii) unless otherwise determined by the Committee, the terms of the Reload Option shall be the same as the terms of the Exercised Option to which it relates, except that the Exercise Price for the Reload Option shall, in every case, be 100% of the Fair Market Value of a share of Stock on the Pricing Date of the Reload Option; (iv) the Reload Option will be evidenced by an amendment to this Agreement or a new Option Agreement; and (v) no additional Reload Options shall be granted to the Participant when Options and/or Reload Options are exercised pursuant to the terms of the Plan following the Particpant’s Date of Termination.

8.          Withholding. Prior to the delivery of any shares of Stock pursuant to the exercise of the Option, the Company has the power and the right to deduct or withhold from any amounts due to the Participant from the Company, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such exercise.

9.          Transferability. Except as otherwise provided in this paragraph 9, the Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant. However, the Participant, with the approval of the Committee, may transfer the Option for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer shall apply to the right to consent to amendments to this Agreement and shall also apply to the right to transfer ancillary rights associated with the Option. The term “Immediate Family” shall mean the Participant’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Participant” shall be deemed to include the transferee. The “Expiration Date” shall continue to be applied with respect to the original Participant, following which the Option shall be exercisable by the transferee only to the extent and for the periods specified in this Agreement. The Committee and the Company shall have no obligation to inform any transferee of the Option or of any expiration, termination, lapse or acceleration of such Option. The Company shall have no obligation to register with any federal or state securities commission or agency any Stock issuable or issued under an Option that has been transferred by the Participant under this Section 9.

10.       Definitions. For purposes of this Agreement, except where the context clearly implies or indicates the contrary, the capitalized terms used in the Agreement shall have the meaning set forth in the Plan.

11.       Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. In the event of the Participant’s death prior to exercise of this Option, the Option may be exercised by the estate of the Participant to the extent such exercise is otherwise permitted by the Agreement.

12.       Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

13.       Plan Terms. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the Assistant Secretary of the Company. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control.

14.       Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.

15.       Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

16.       Participant’s Undertaking. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement and the Plan.

17.       Modification of Rights. The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan.

18.       Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

19.       Resolution of Disputes.

(a)        Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the Plan shall be settled by binding arbitration held in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 19. This Section 19 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement. Notwithstanding the foregoing:

Either party hereto may, in its discretion, apply to the Superior Court for the County of Los Angeles or the federal District Court for the Central District of California for equitable relief and the Company and the Participant each agree not to make any such application except in such courts, agree that venue in such courts is acceptable, and waive any right to claim forum non conveniens. Such an application shall not be deemed a waiver of the right to compel arbitration pursuant to this Section.

(b)        Arbitrators. The panel to be appointed shall consist of one neutral arbitrator selected by the Company, and acceptable to the Participant.

(c)        Procedures. The arbitrator shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator. The arbitrator shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision.

(d)        Authority. The arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator.

(e)        Entry of Judgment. Judgment upon the award rendered by the arbitrator may be entered in any court having in personam and subject matter jurisdiction. Company and Participant hereby submit to the in personam jurisdiction of the Federal and State courts in Los Angeles, California, for the purpose of confirming any such award and entering judgment thereon.

(f)         Confidentiality. All proceedings under this Section 19, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators.

(g)        Continued Performance. The fact that the dispute resolution procedures specified in this Section 19 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

20.       No Employment Commitment by Company. Neither the Plan nor this Agreement constitutes an employment commitment by the Company, affects the Participant’s status as an employee-at-will who is subject to termination without cause, confers upon the Participant any right to remain employed by the Company or any Related Company, interferes in any way with the right of the Company or any Related Company at any time to terminate such employment, or affects the right of the Company or any Related Company to increase or decrease the Participant’s compensation or other benefits. The preceding sentence is subject, however, to the terms of any written employment agreement between the Participant and the Company (which may not be modified by any oral agreement).

21.       Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

22.       Entire Agreement. This Agreement, and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

23.       Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Agreement Date.

PARTICIPANT

Print Name:

THE CHEESECAKE FACTORY INCORPORATED, a Delaware corporation
By:
David Overton, Chairman of the Board and Chief Executive Officer